Exhibit 21.1
                                                 The Ziegler Companies 1999 10-K

                                  SUBSIDIARIES OF
                            THE ZIEGLER COMPANIES, INC.

    B.C. Ziegler and Company
    Ziegler Thrift Trading, Inc.
    PMC International, Inc.
    Portfolio Management Consultants, Inc.
    Portfolio Brokerage Services, Inc.
    Ziegler Financing Corporation
    Ziegler Asset Management, Inc.
    Ziegler Collateralized Securities, Inc.
    First Church Financing Corporation